Exhibit 8.2

NELSON MULLINS RILEY & SCAROROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
John P. MacMaster Attorney T: (404) 322-6720 john.macmaster@nelsonmullins.com	201 17th Street NW Suite 1700 Atlanta, GA 30363 T:(404) 322-6000 F:(404) 322-6050 nelsonmullins.com

September 24, 2025

TC Bancshares, Inc.

131 S Dawson Street

Thomasville, Georgia 31792

RE:	Tax Opinion – Agreement and Plan of Merger of Colony Bankcorp, Inc. and TC Bancshares, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of July 23, 2025, (the “Agreement”), between Colony Bankcorp, Inc., a Georgia corporation (“Colony”), and TC Bancshares, Inc., a Georgia corporation (“TCBC”), pursuant to which TCBC will merge with and into Colony, with Colony surviving (the “Merger”). We are rendering this opinion in connection with the filing of the Registration Statement on Form S-4 (as may be amended from time to time and including the joint proxy statement/prospectus therein, the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In forming our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement; the letters of Colony and TCBC to Alston & Bird LLP and Nelson Mullins Riley & Scarborough, LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, the Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Agreement and as described in the Registration Statement; (ii) the Agreement and the Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by Colony and TCBC in their respective Representation Letters are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by Colony and TCBC in the Agreement, Registration Statement, or the Representation Letters that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

California | Colorado | District of Columbia | Florida | Georgia | Illinois | Maryland | Massachusetts | Minnesota

New York | North Carolina | Ohio | Pennsylvania | South Carolina | Tennessee | Texas | Virginia | West Virginia

TC Bancshares, Inc.

September 24, 2025

Based on and subject to the foregoing, it is our opinion that under current law the Merger will qualify as a reorganization described in Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related thereto or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger; this opinion does not consider or offer a conclusion with respect to any such issues. This opinion letter is delivered solely for the benefit of TCBC in connection with the filing of the Registration Statement, and no other party or entity is entitled to rely on this opinion without our express prior written consent.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

NELSON MULLINS RILEY & SCARBOROUGH, LLP

/s/ John P. MacMaster

John P. MacMaster